Exhibit 10.5 - Exclusive Sales Agreement

Exclusive Sales Agreement

This Exclusive Sales Agreement (the “Agreement”) is entered into as of this day of 10th of April, 2009 by and between:

Party A: Sichuan Xinlong Telluronium & Technique Co., Ltd.
Zhenzang Road, Dongsheng Township, Shuangliu County, Sichuan Province
Registered code: 510122000026482

AND

Party B: Sichuan Xinju Mineral Resource Development Co., Ltd.
11F, Tianxiang Building, No.90, Wanhe Road, Chengdu, China
Registered code：5100001810329

                WHEREAS, Party A is a wholly foreign owned enterprise with limited liability founded in the People’s Republic of China (“China”);

WHEREAS, Party B which is a limited liability company incorporated in China, possess the exploration rights to that certain land of 6.29 square kilometers in the Dashuigou area and the mining rights of that certain tellurium and bismuth mine of 0.0568 square kilometers in Shimian Majiagou (such exploration rights and mining rights of Party B, collectively the “Mining Business”).

WHEREAS, Party A intends to acquire the exclusive rights to buy all the output of the Mining Business from Party B; and

                WHEREAS, Party B intends to sell the merchandise set forth in Article II hereof to Party A on the terms as set forth in Article XVII hereof;

    NOW THEREFORE, in accordance with laws and regulations of the People's Republic of China, the Parties agree as follows after friendly consultation based on the principle of equality and mutual benefit.

Article I
Fundamental Provisions

1.1           All the provisions of this Agreement shall be deemed applicable to each and every individual distribution contract signed during the term of this Agreement, regardless of whether or not such distribution contracts specifically reference this Agreement.

1.2           Each and every distribution contract shall include: (i) the terms of distribution (including but not limited to, the name of merchandise, list prices, deal size, shipping dates, shipping destinations, shipping conditions, packing, payment making conditions and others terms as applicable) and (ii) certain general terms and conditions.

Article II
Agreement; Merchandise

2.1           During the term of this Agreement, Party B agrees to sell the prescribed merchandise on an exclusive basis to Party A in accordance with the terms of this Agreement and the terms of each individual distribution contracts.

2.2           Notwithstanding Section 2.1, Party A shall be under no obligation to purchase any merchandise from Party B unless and until it enters into an individual distribution contract.

Article III
Individual Distribution Contracts

3.1           Party A and Party B agree that, with respect to each and every merchandise deal arising under this Agreement that a specific individual distribution contract shall be entered into between the parties with respect thereto. Unless agreed to contrary therein each and every individual distribution contract shall form part of this Agreement once it is executed by both parties hereto. In the event if dispute between the terms of this Agreement and any individual distribution agreement the terms of this Agreement shall prevail.

3.2           Any amendment, change or attachment to this Agreement and/or to any individual contract shall only become effective on such amendment, change or attachment having been signed in writing by both parties hereto.

Article IV
Delivery and Shipment

4.1           Party B should deliver the merchandise to the place prescribed in the particular individual contract. After deliver of the prescribed merchandise at the prescribed place to Party A, Party B’s delivery obligation shall terminate.

4.2           Unless expressed elsewhere to the contrary in this Agreement, Party B is responsible for all expenses incurred in the delivery of the prescribed merchandise to Party A until delivery has been made to Party A.

Article V
Ownership and Risk

5.1           Notwithstanding anything contained in this Agreement to the contrary, the risk of loss from any damage or casualties to the prescribed merchandise shall be borne by Party B until the prescribed merchandise has been accepted by Party A.

5.2           Party A agrees to accept the goods and pay for them in accordance with the terms of the individual distribution contract. Before the title of the goods is transferred to the buyer, the buyer can neither dispose the goods nor use the goods as collateral.

5.3           Regardless of cause, the risk of loss from any damage or casualties to the prescribed merchandise shall be the responsibility of the Party B until the goods have been accepted by Party A.  Prescribed merchandise shall be deemed received by Party A when delivered to the address of Party A as first set forth above.

Article VI
Right of Inspection

6.1           Party A shall have the right to inspect the prescribed merchandise on arrival and, within seven (7) business days after delivery, Party A must give a notice to Party B of any claim for damages on account of condition, quality or grade of the prescribed merchandise, and Party B must specify the basis of the claim of Party A in detail.  The failure of Party A to comply with these conditions shall constitute irrevocable acceptance of the goods by Party A.

6.2           Party A acknowledges having the right to provide Party B with a property inspection report pursuant to this Agreement and agrees that except as may be specifically provided for in this Agreement, Party A will not otherwise undertake a property inspection or prepare a property inspection report regarding the prescribed merchandise.

Article VII
Payment on Receipt

7.1           The price and quantity of the prescribed merchandise for each deal between Party A and Party B will be described in details in the applicable individual distribution contract. Party A shall make payment for the prescribed merchandise at the time when, and at the place where, the prescribed merchandise are received by Party A.

7.2           Party B agrees that interest on encumbrances, taxes, insurance, and rents of warehouse, if applicable, shall be prorated at the time of closing and all existing liens shall be paid by Party B, prior to or at the time of closing.

Article VIII
Confidentiality

8.1           Nondisclosure: Both parties hereto acknowledge and agree to hold each other’s information in form of technical data or other proprietary information in confidence and not use or disclose any proprietary information to any third party.

8.2           Neither party shall disclose any confidential information or the terms of this Agreement to a third party for any reason. The parties hereto agree to keep the information contained within this Agreement confidential and not to disclose or allow disclosure by any of their representatives to a third party.

8.3           This Article VIII shall remain in full force and effect notwithstanding the maturity of this Agreement or termination of this Agreement for any reason.

Article IX
Relationship of the Parties

9.1           The relationship between Party B and Party A shall be that of vendor and vendee, not employee and employer. Party A is not responsible for employees of Party B. The relationship between Party B and Party A should not be deemed to be any kind of partnership, joint-venture, franchise business, sales representative or trust.

9.2           Party A has the right but not the obligation to purchase prescribed merchandise from Party B.  Nothing contained in this Agreement shall prevent  Party A from acquiring any product from any third party. The merchandise of Party B shall be sold on an exclusive basis solely to Party A.  Any deal for the sale of merchandise by Party B to a third party will be a violation of this Agreement.

9.3           Party B’s agents and employees shall, under no circumstances, be deemed employees, agents or representatives of Party A. Party A will not modify any of the prescribed merchandise acquired from Party B without the prior written consent of Party B. Neither Party A nor Party B shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.

Article X
General Obligations

10.1           Party A shall maintain a place of business in the territory, including suitable showroom facilities to display Party B's products. Party B shall provide maintenance services on products sold to Party A in the territory, using qualified personnel and subject to service policies satisfactory to Party A.

10.2           If necessary, Party B shall hire relevant personnel or appoint representatives to introduce, conduct, demonstrate and repair the prescribed merchandise sold to Party A. Such personnel and/or representatives shall be adequately trained and paid by Party B. Party B shall employ sufficient numbers of after-sales personnel and/or technical support representatives to properly assist Party A in its use of the prescribed merchandise.

10.3           Party B agrees not to engage in the distribution, promotion or advertisement of merchandise that competes or conflicts with the prescribed merchandise sold to Party A.  Party A shall be entitled to receive form Party B a list of items handled by Party B following Party A's request to ensure that no conflict exists.

10.4           In the event that: (i) Party B fails to provide Party A with qualified prescribed merchandise, (ii) the prescribed merchandise acquired by Party A is manufactured following the instructions provided by Party B or (iii) the merchandise acquired by Party A is purchased from a third party appointed or strongly recommended by Party B, then any casualties that arise from the foregoing sub-clauses (i) to (iii) should be the responsibility of Party B.  Party B shall be solely responsible for all expenses or fines that arise in connection with the foregoing.

Article XI
Maturity of Debt

11.1           Any payable debt of Party B due from Party A shall been deemed matured with immediate effect in the event that:

11.1.1        Party B fails to fulfill any obligation under this Agreement or any other agreements till (i) the time that the above-mentioned agreements can be terminated expressly; or (ii)within 30 days if the above-mentioned agreement cannot be terminated;

11.1.2        Party B files a bankrupt application or assets of Party B become or are in the process of being sold by auction by government;

11.1.3        Party B has been materially punished by any ministry authorities or jurisdictions because of a violation of government operation standards;

11.1.4        Party B reduces its registered capital, terminates its operations or eliminates a significant factory or department or starts liquidation without the prior written consent of Party A;

11.1.5        Any third party or authorities or Party B starts liquidation or files a bankrupt application;

11.1.6        Any check that is issued by Party B is not honored; or

11.1.7        A deterioration in the credit status of Party B or its sponsoring party.

11.2           In the event of any of the foregoing, Party A shall be entitled to terminate this Agreement without any prior notice to Party B, and Party B shall be responsible for all and any losses that result from such a termination.

Article XII
Right of Set-off

12.1           Party B must fulfill its obligations to Party A hereunder in accordance with the terms of this Agreement regardless of any other contracts and Party A shall be entitled to set-off payables to Party B in accordance with any outstanding receivables due from Party B on an equivalent basis.

12.2           Where any outstanding payables of Party A have been settled by way of set-off before the maturity date, Party A shall be deemed to have paid off such outstanding payables and the accrued interest expenses of Party A in respect of such outstanding payables shall be marked off accordingly. The interest rate is calculated based on benchmark basis of the set-off date.

12.3           In the event that Party A elects to exercise its rights under clauses 12.1 and 12.2 Party B shall not have the right to refuse Party A’s request. Party B must accept the outcome of Party A’s exercise of such rights in all circumstances and cases and Party B shall not be entitled to seek any changes from Party A.

Article XIII
Indemnification

13.1           Party B agrees to protect Party A and hold Party A harmless from any loss or claim arising out of inherent defects in any of Party B's products existing at the time such products are acquired by Party A, provided that Party A gives Party B immediate notice of any such loss or claim and Party A cooperates fully with Party B in the handling thereof. If either party hereto breaches any term of this Agreement however so caused, such a breach will be deemed as violation of this Agreement.  The party hereto in breach will assume all obligations that shall result from such breach.

13.2           While Party B is fulfilling its obligations under Section 4.1, if Party A refuses to accept delivery of prescribed merchandise for any reason, Party B without any prior notice to Party A shall be entitled to dispose of the delivery by itself without assuming any obligations to Party A.  Party A need to make a reply in terms of bellows within 7 days it received Notice of Statement of Claim from Party B：

13.2.1        Party A is responsible for payment in full for all prescribed merchandise ordered from Party B.  Following the delivery of the prescribed merchandise from Party B to Party A, Party A must pay Party B in full the purchase price. Party B shall have the right to impose a fine for any delay in such payment; or

13.2.2         If the payment that Party B received from Party A is: (i) less than the Party B’s list price, Party A shall pay the difference, or (ii) more than Party B’s list price, then Party B does not have to return the difference and Party A shall not be entitled to ask for a return.

13.2.3        In the event Party A delays in making payment for its prescribed merchandise, Party A shall be deemed to have directly breached this Agreement. In such an event, a penalty of 0.05% shall be applied to the outstanding unpaid balance of the payment of Party A on a daily basis. The payment of Party A’s next order shall first be offset against the outstanding payment before being applied to payment of the new order.

13.3            If Party B violates this Agreement, and such violation continues to exist for a period of not less than thirty (30) days following Party A’s notice to Party B of such violation, the violation shall be deemed a material violation and Party A shall be entitled to either (i) terminate this Agreement by serving notice on Party B, or (ii) terminate the applicable individual distribution contract by serving notice on Party B.

13.4           Party B agrees to protect Party A and hold Party A harmless from any loss or claim arising out of the negligence of the prescribed merchandise of Party B. Further, in the event that any of Party B's representatives shall, with respect to any of Party A's prescribed merchandise purchased from Party B, fail to discharge Party B's obligations to the original consumer pursuant to the terms and conditions of Party A's product warranty and consumer service policies, Party B agrees to discharge promptly such unfulfilled obligations.

13.5           The stipulations contained in this Article XIII do not affect any other provisions that address violations of articles herein.

Article XIV
Force Majeure

   The parties hereto agree that a party that fails to fulfill its obligations hereunder due to the occurrence of any irresistible events (including but not limited to earthquakes, war, civil war, the collapse of local or national government, weather, or changes to the law), the party affected by the irresistible event shall not take any responsibilities its failure that results.  Notwithstanding the foregoing, such party shall provide notice to the other party of the irresistible events as soon as practical. If the irresistible events last or are expected to last more than 60 days, any party shall have the right to terminate this Agreement or any individual distribution contract to which it applies.

                               Article XV
Financial Policy

     15.1          At Party A’s request Party B shall provide Party A with accurate, clear and comprehensive financial statements and other documents which shall be reflect Party B’s operating results.

15.2           Party B shall provide notice to Party A before it makes any material changes or operational strategies to its business.

    15.3           Party A has the right to enter Party B’s workshops and operational facilities in the event that on the occurrence of the events set forth in Articles 10.1 or

Article XVI
Transfer

    16.1           Without the written prior consent of Party A, Party B shall not transfer any rights or obligations under this Agreement to any third party.

   16.2           Under any circumstance, Party A is allowed to transfer any articles which has been prescribed under this Agreement or any individual distribution contract to its associate parties after notifying Party B of the same in writing. The associate parties herein means (i) entities owned by Party A by not less than 30% of the shares directly or indirectly, or (ii) entities that own over 30% or Party A’s shares, or (iii) entities owned by the same entity that owns over 30% of Party A’s shares.

Article XVII
Terms

   17.1                This Agreement shall become effective once it has been signed or sealed by both parties hereto, and expire on the first day of April, 2018 or on an earlier date if Party A shall terminate this Agreement at such earlier date in accordance with the terms of this Agreement.

   17.2                Unless terminated on the expiry date or prior thereto the term of this Agreement shall automatically be extend for another ten (10) years.

   17.3                Notwithstanding the foregoing, if within the one month period prior to the termination of this Agreement there is still an individual distribution contract in process, then this Agreement shall be extended to the end date of such individual distribution contract.

Article XVIII
Notice

Any notice under this Agreement shall be in writing, with the delivery in the form of: (i) particular delivery by assigned personnel, (ii) express mail, or (iii) facsimile.  Delivery shall be made to the parties at the following addresses:

Party A:                      Sichuan Xinlong Telluronium & Technique Co., Ltd.
Mailing address: No. 485, Teng Fei Third Road, Shuangliu Southwest AirportEconomic Development Zone, Shuangliu, Chengdu
Fax: 86-28-85745525
Telephone: 86-28-85745561
Receiver: Xiong Lei
Party B:                      Sichuan Xinju Mineral Resource Development Co., Ltd.
Mailing address: No. 485, Teng Fei Third Road, Shuangliu Southwest      AirportEconomic Development Zone, Shuangliu, Chengdu
Fax: 86-28-85745601
Telephone:86-28-85745578
Receiver:Ling Yong

Each party shall be responsible for informing the other party as soon as possible of any change in its contact information.

Article XIX
Governing Law

This Agreement shall be construed and enforced in accordance with the laws of the People’s Republic of China.

Article XX
Severability

20.1           Any disputes, controversy or claim arising out of or relating to this Agreement shall be resolved through friendly consultation. If within 30 days following the date on which such dispute, controversy or claim shall have occurred; the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

20.2           Any argument arising out of this Agreement shall not affect or impact any other Articles under this Agreement.

Article XXI
Miscellaneous

21.1           Any action of delay fulfillment or failure of delivery the obligation prescribed in this Agreement does not form any form of waiver of rights prescribed in this Agreement.

21.2                If at any time any provision of this Agreement shall become illegal, invalid or unenforceable in any respect, such provision shall not affect or impair the legality, validity or enforceability any other provision of this Agreement.

21.3                This Agreement must be in written and shall not be effective until signed or sealed by both parties hereto.

21.4                The rights and obligation described in this Agreement shall be cumulative.

21.5                This Agreement is made in duplicate, each of Party A and Party B shall hold one copy.

21.6           This Agreement and its appendixes contain the whole agreement between the parties hereto relating to the transactions contemplated by this Agreement and supersede all previous agreements, whether oral or in writing.

21.7                Amendments to this Agreement shall require the written consent of both parties hereto.

21.8    This agreement is made in both English and Chinese. English version shall prevail where difference arising between English version and Chinese Version.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By: Party A：Sichuan Xinlong Telluronium Industry & Technique Co., Ltd.
/s/Renyi Hou
Renyi Hou

By: Party B：Sichuan Xinju Mineral Resource Development Co., Ltd.
/s/Renyi Hou
Renyi Hou